COMMONWEALTH INTERNATIONAL SERIES TRUST

EXPENSE LIMITATION AGREEMENT

THIS EXPENSE LIMITATION AGREEMENT (“Agreement”) by and between Commonwealth International Series Trust, a Massachusetts business trust (the “Trust”), on behalf of one or more of its series portfolios as set forth on Schedule A, (each a “Fund”), and FCA Corp (the “Adviser”), a corporation organized under the laws of Texas, is hereby made effective as of March 1, 2018.

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company of the series type;

WHEREAS, the Trust, on behalf of the Funds, and the Adviser have entered into an Investment Advisory Agreement (each an “Advisory Agreement”), pursuant to which the Adviser provides investment advisory services to the Funds;

WHEREAS, the Board and the Adviser have determined that it is appropriate and in the best interests of the Funds and their shareholders to agree to enter into this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.    EXPENSE LIMITATION.

(a)	Applicable Expense Limit. To the extent that the aggregate expenses of every character, including but not limited to investment advisory fees of the Adviser (but excluding (i) interest, (ii) taxes, (iii) brokerage commissions, (iv) other expenditures which are capitalized in accordance with generally accepted accounting principles, (v) other extraordinary expenses not incurred in the ordinary course of the Fund’s business, (vi) dividend expense on short sales, and (vii) expenses incurred under a plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act), incurred by the Funds in any fiscal year (“Fund Operating Expenses”), that exceed the Operating Expense Limit, as defined in Section 1(b) below, such excess amount (the “Excess Amount”) shall be the liability of the Adviser. In determining the Fund Operating Expenses, expenses that the Funds would have incurred but did not actually pay because of expense offset or brokerage/service arrangements shall be added to the aggregate expenses so as not to benefit the Adviser. Additionally, fees reimbursed to the Funds relating to brokerage/services arrangements shall not be taken into account in determining the Fund Operating Expenses so as to benefit the Adviser. Finally, the Operating Expense Limit described in this Agreement exclude any “acquired fund fees and expenses” as that term is described in the prospectus of the Funds.

(b)	Operating Expense Limit. Each Fund’s maximum operating expense limits (each an “Operating Expense Limit”) in any year shall be that percentage of the average daily net assets of the Funds as set forth on Schedule A attached hereto and incorporated by this reference.

(c)

Method of Computation. To determine the Adviser’s liability with respect to the Excess Amount, each month the Fund Operating Expenses for the Funds shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month exceeds the Operating Expense Limit of the Funds, the Adviser shall first waive or reduce its investment advisory fee for such month by an amount sufficient to reduce the

1	Expense Limitation Agreement

annualized Fund Operating Expenses to an amount no higher than the Operating Expense Limit. If the amount of the waived or reduced investment advisory fee for any such month is insufficient to pay the Excess Amount, the Adviser shall also remit to the Funds an amount that, together with the waived or reduced investment advisory fee, is sufficient to pay such Excess Amount.

(d)	Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment advisory fees waived or reduced and other payments remitted by the Adviser to the Funds with respect to the previous fiscal year shall equal the Excess Amount.

2.    REIMBURSEMENT OF FEE WAIVERS AND EXPENSE REIMBURSEMENTS.

(a)	Reimbursement. If in any year in which the Advisory Agreement is still in effect, the estimated aggregate Fund Operating Expenses of such Fund for the fiscal year are less than the Operating Expense Limit for that year, the Adviser may be entitled to reimbursement by such Fund, in whole or in part as provided below, of the fees or expenses waived or reduced by the Adviser and other payments remitted by the Adviser to such Fund pursuant to Section 1 hereof. The total amount of reimbursement to which the Adviser may be entitled (“Reimbursement Amount”) shall equal, at any time, the sum of all fees previously waived or reduced by the Adviser and all other payments remitted by the Adviser to the Funds pursuant to Section 1 hereof, during any of the previous three (3) fiscal years, less any reimbursement previously paid by such Fund to the Adviser pursuant to this Section 2, with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.

(b)	Method of Computation. To determine a Fund’s accrual, if any, to reimburse the Adviser for the Reimbursement Amount, each month the Fund Operating Expenses of the Funds shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses of the Funds for any month are less than the Operating Expense Limit that was in effect at the time of any previously waived or reduced fees and all other payments remitted by the Adviser to the Funds pursuant to Section 1, hereof, such Fund, shall accrue into its net asset value an amount payable to the Adviser sufficient to increase the annualized Fund Operating Expenses of that Funds to an amount no greater than the Operating Expense Limit of that Funds, provided that such amount paid to the Adviser will in no event exceed the total Reimbursement Amount. For accounting purposes, when the annualized Fund Operating Expenses of a Fund are below the Operating Expense Limit, a liability will be accrued daily for these amounts.

(c)	Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of a Fund for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Operating Expense Limit.

(d)	Limitation of Liability. The Adviser shall look only to the assets of the Funds for which it waived or reduced fees or, in the case of the Manager, remitted payments for reimbursement under this Agreement and for payment of any claim hereunder, and neither the Funds, nor any of the Trust’s directors, officers, employees, agents, or shareholders, whether past, present or future shall be personally liable therefor.

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3.    TERM, MODIFICATION AND TERMINATION OF AGREEMENT.

This Agreement with respect to the Funds shall continue in effect until the expiration date set forth on Schedule A (the “Expiration Date”). With regard to the Operating Expense Limits, the Trust’s Board of Trustees and the Adviser may terminate or modify this Agreement prior to the Expiration Date only by mutual written consent. This Agreement shall terminate automatically if an Advisory Agreement is no longer in effect; provided, however, that the obligation of the Trust to reimburse the Adviser with respect to a Fund shall survive the termination of this Agreement unless the Trust and the Adviser agree otherwise.

4.    MISCELLANEOUS.

(a)	Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

(b)	Interpretation. Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust’s Declaration of Trust or Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Funds.

(c)	Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

Signature Page to Follow

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

COMMONWEALTH INTERNATIONAL SERIES TRUST

/s/ Wesley Yuhnke
Wesley Yuhnke
Executive Vice President
Title

FCA Corp

/s/ Robert W. Scharar
Robert W. Scharar
President
Title

4	Expense Limitation Agreement

Schedule A

to the

Expense Limitation Agreement

between

Commonwealth International Series Trust (the “Trust”)

and

FCA Corp (the “Adviser”)

Fund	Operating Expense Limit	Effective Date	Expiration Date
Africa Fund	1.50%	March 1, 2018	February 28, 2019
Commonwealth Japan Fund	1.50%	March 1, 2018	February 28, 2019

A-1	Expense Limitation Agreement